EXHIBIT 8


                                                              November 15, 1996


Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07474
Attn:    Gerald H. Lipkin, Chief
         Executive Officer

Midland Bancorporation, Inc.
80 East Ridgewood Avenue
Paramus, New Jersey 07652
Attn:    Robert M. Meyer, President
         and Chief Executive Officer

                  Re:      Merger of Midland Bancorporation, Inc.
                           With and Into Valley National Bancorp.

Ladies and Gentlemen:

     We have represented Valley National Bancorp ("Valley"), a New Jersey corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a national banking association wholly-owned by Valley, in connection with the proposed merger of Midland Bancorporation, Inc. ("Midland"), a New Jersey corporation which is a registered bank holding company, with and into Valley (the "Merger"), and the proposed merger immediately thereafter of Midland Bank, a bank chartered under the laws of New Jersey and wholly-owned by Midland, with and into VNB. The Merger shall be effected pursuant to the provisions of the Agreement and Plan of Merger dated September 13, 1996 (the "Merger Agreement"), among Valley, VNB, Midland, and Midland Bank. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter.

     In connection with such representation, we have reviewed the Registration Statement to be filed with the Securities and Exchange Commission pertaining to the Merger (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, we have attached to this letter a form of opinion of this firm regarding certain federal income tax matters applicable to the Merger (the "Closing Tax Opinion"). Section 6.1(d) of the Merger Agreement requires as a condition precedent to the consummation of the Merger the delivery of the Closing Tax Opinion by this firm. At this time, we expect to deliver the Closing Tax Opinion substantially in the form attached to this letter at the Closing.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Registration Statement.

                                                   Very truly yours,


                                                   PITNEY, HARDIN, KIPP & SZUCH

                                                        [Date of Effectice Time]


Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07474
Attn:    Gerald H. Lipkin, Chief
         Executive Officer

Midland Bancorporation, Inc.
80 East Ridgewood Avenue
Paramus, New Jersey 07652
Attn:    Robert M. Meyer, President
         and Chief Executive Officer

                  Re:      Merger of Midland Bancorporation, Inc.
                           With and Into Valley National Bancorp.

Ladies and Gentlemen

         We have represented Valley National Bancorp ("Valley"), a New Jersey corporation which is a registered bank holding company, and Valley National Bank ("VNB"), a national banking association wholly-owned by Valley, in connection with the proposed merger of Midland Bancorporation, Inc. ("Midland"), a New Jersey corporation which is a registered bank holding company, with and into Valley (the "Merger"), and the proposed merger immediately thereafter of Midland Bank, a bank chartered under the laws of New Jersey and wholly-owned by Midland, with and into VNB. The Merger shall be effected pursuant to the provisions of the Agreement and Plan of Merger dated September 13, 1996 (the "Merger
Agreement"), among Valley, VNB, Midland, and Midland Bank. We deliver this opinion pursuant to Section 6.1(d) of the Merger Agreement. The Merger Agreement defines those capitalized terms appearing in this letter which are not defined in this letter. Unless otherwise indicated, all sections refer to the Internal Revenue Code of 1986, as amended (the "Code").

         Pursuant to the terms of the Merger Agreement, at the Effective Time, the Merger shall be effected by the merger of Midland with and into Valley, with Valley surviving, and immediately thereafter, by the merger of Midland Bank with and into VNB, with VNB surviving, in accordance with federal and New Jersey law.

         Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of common stock, no par value, of Midland (the "Midland Common Stock"), other than shares held by Midland as treasury stock or held by Midland Bank or any other direct or indirect subsidiary of Midland Bank (except as trustee or in a fiduciary capacity) or held by Valley, shall be converted into the right to receive and be exchangeable for 30 shares of Valley Common Stock. No fractional shares of Valley Common Stock will be issued in exchange for Midland Common Stock.

         In addition to the foregoing facts, on the date of this letter, you have delivered to us officer certificates in which you have made certain representations, which we consider relevant to this opinion, in regard to the Merger and have authorized us to rely on such representations in expressing the opinions contained in this letter.

         As counsel to Valley and VNB, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties to the Merger. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed in this letter, we have relied on representations of the parties to the Merger and have not undertaken to verify any of those representations by independent investigation. We have based our opinions contained in this letter on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date of this letter.

         Based on the foregoing, we are of the opinion that:

         1. The Merger  qualifies  as a  "reorganization"  within the meaning of
Section 368(a)(1)(A). Valley and Midland each are a "party to a reorganization" within the meaning of Section 368(b)(2).

         2. No gain or loss will be recognized for federal income tax purposes by Valley or Midland in connection with the Merger. Sections 361(a) and 1032(a).

         3. No gain or loss will be recognized for federal income tax purposes by holders of shares of Midland Common Stock upon the conversion in the Merger of such shares solely into shares of Valley Common Stock. Section 354(a).

         4. The basis of shares of Valley Common Stock received in the Merger by holders of Midland Common Stock will be the same as the basis of such shares of Midland Common Stock surrendered in exchange therefor. Section 358.

         5. The holding period of shares of Valley Common Stock received in the Merger by holders of Midland Common Stock will include the period during which such shares of Midland Common Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Midland Common Stock were held as capital assets. Section 1223(1).

                                          Very truly yours,



                                          PITNEY, HARDIN, KIPP & SZUCH